BETHLEHEM STEEL LOGO

                                                 Bethlehem Steel Corporation
                                                 1170 Eighth Avenue
                                                 Bethlehem, PA 18016-7699

                                                 Media Contact:
                                                   Bette Kovach (610) 694-3711
                                                 Investor Relations Contact:
                                                   Jeff Faloba (610) 694-2206
                                                 Internet Homepage Address:
                                                   www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------


         BETHLEHEM STEEL ANNOUNCES FOURTH QUARTER AND YEAR 2001 RESULTS

         BETHLEHEM, Pa., Wednesday, January 23, 2002 - Bethlehem Steel reported improved liquidity at December 31, 2001, comprising cash, cash equivalents, and funds available under bank credit arrangements, of $276 million compared with $60 million at September 30, 2001.

         As previously reported, in conjunction with our chapter 11 filing, we obtained a $450 million debtor-in-possession (DIP) financing with General Electric Capital Corporation (GECC). Initial proceeds from the financing were used to repurchase $260 million in accounts receivable that had been sold under a previous credit facility. Also, the $290 million we had borrowed under our inventory credit facility remains outstanding as secured debt.

                                   2001 Review

         "2001 was an extremely challenging year for the domestic steel industry and Bethlehem", said Robert "Steve" Miller, Chairman and CEO of Bethlehem Steel. "Today, we reported a loss from operations (excluding net unusual non-cash charges) of $169 million and $494 million for the fourth quarter and year 2001. Looking ahead, however, we believe the domestic steel market will change for the better as the economy rebounds and steel imports are reduced.

         "There are signs that the U.S. economy is beginning to strengthen. The manufacturing sector appears to have bottomed out in December. Our order entry is improving and we, and others in the industry, have announced price increases for first quarter deliveries. Although auto sales are expected to be sluggish in the first half of the year, we anticipate growing strength in the demand for steel by the middle of the year as the economy continues to improve and customers replenish depleted inventories.

         "In early March, President Bush is expected to announce his actions to remedy the substantial injury caused to the domestic steel industry by the flood of imported steel. Five of six commissioners of the International Trade Commission recommended tariffs as high as 40 percent to address the injury. We believe the imposition of maximum tariffs is appropriate and necessary to reduce the levels of unfairly traded steel imports into the United States. We also believe that the elimination of inefficient, high cost steel capacity both here and abroad is essential to better balance global steel demand.

         "Bethlehem is continuing to pursue various strategic alternatives, including possible consolidation opportunities. Additionally, we are working to develop a reorganization plan to preserve production at Bethlehem's low cost, high quality steel assets and jobs for our employees. We expect to have adequate financial resources to sustain operations during the year 2002 while pursuing these opportunities."

         Bethlehem's fourth quarter of 2001 loss from operations of $169 million (excluding $351 million in non-cash charges discussed below) compares to a loss from operations for the fourth quarter of 2000 of $116 million (excluding a $6 million non-cash charge for closing our slab mill at Burns Harbor). These operating results decreased from a year ago mainly as a result of significantly lower realized prices and shipments. Prices, on a constant mix basis, were down by about 7%, and shipments declined by about 169,000 tons. Additionally, fourth quarter 2001 results include about $27 million in costs related to the unscheduled outage and repair of "D" blast furnace at our Burns Harbor Division. "D" blast furnace is currently producing at scheduled capacity.

         For the fourth quarter of 2001, Bethlehem reported a net loss of $547 million including unusual non-cash items totaling $351 million. In the fourth quarter, we recorded impairment losses of about $344 million to write off the goodwill associated with our 1998 acquisition of Lukens Inc., the 110" plate mill at Burns Harbor, and a portion of our Chicago Cold Rolling facility. In addition, we recorded a $7.5 million charge for employee benefit related costs for the previously announced reduction in our salaried non-represented workforce.

         Excluding unusual items discussed below, our loss from operations for 2001 was $494 million compared to a loss from operations of $96 million for 2000. This increased loss was primarily due to lower realized prices and lower shipments, partially offset by cost reductions. Prices, on a constant mix basis, declined by about 8% and shipments were lower by about 764,000 tons. Despite a 12% reduction in raw steel production, we were able to reduce our overall cost structure sufficiently that our operating cost per net ton shipped was about the same in 2000 and 2001.

         For the year 2001, Bethlehem's net loss was $1,950 million including net unusual charges totaling $1,356 million principally from the fourth quarter non-cash charges mentioned above and the $984 million non-cash charge to fully reserve Bethlehem's deferred tax asset recorded in the second quarter. Net unusual gains in 2000 were $21 million ($17 million after-tax) for gains on the sale of assets net of a charge for closing our slab mill at Burns Harbor. Excluding unusual items, Bethlehem's net loss for 2001 was $594 million compared with a loss of $135 million for 2000.

                               Bethlehem's Future

         "Bethlehem has excellent steel facilities capable of producing high quality, low cost products to serve the requirements of our most demanding customers," said Mr. Miller. "Our goal is to ensure that our competitive facilities remain a key part of the North American steel industry. In order to accomplish that, however, we need a modern, flexible labor agreement with the USWA and a solution to our almost $5 billion retiree pension and healthcare obligations. Chapter 11 provides us with a structured process to achieve those required changes."

                           Forward-looking Statements

         Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing, changes in customer spending patterns and in demand for steel products. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, or the effect of the proceedings on our business and the interests of our various creditors and security holders. Additional factors that may affect our business and financial results are the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, unfairly-traded steel imports and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental control requirements; availability of and prices associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining unit agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

                           Bethlehem Steel Corporation

                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions)

          (unaudited)
       Three Months Ended                                                                             Year Ended
          December 31                                                                                 December 31
------------------------------                                                               ----------------------------
                                                                                                2001            2000
    2001             2000                                                                    (unaudited)
-------------     ------------                                                               -----------     ------------
     $ 719.9          $ 878.5     Net Sales                                                   $ 3,334.3        $ 4,094.4
-------------     ------------                                                               -----------     ------------

                                  Costs and Expenses
       798.6            906.3          Cost of sales                                            3,468.6          3,816.6
        63.2             60.4          Depreciation                                               253.1            260.3
        27.6             27.5          Selling, administration and general expense                106.4            113.0
       351.1              6.0          Unusual items (Note 5)                                     372.3            (20.9)
-------------     ------------                                                               -----------     ------------
     1,240.5          1,000.2     Total Costs and Expenses                                      4,200.4          4,169.0
-------------     ------------                                                               -----------     ------------

      (520.6)          (121.7)    Loss from Operations                                           (866.1)           (74.6)

        (6.7)               -     Reorganization Items (Note 3)                                    (8.1)               -

       (19.8)           (21.5)    Financing Expense - net (Note 3)                                (91.4)           (68.8)
-------------     ------------                                                               -----------     ------------

      (547.1)          (143.2)    Loss before Income Taxes                                       (965.6)          (143.4)

           -             25.0     Benefit (Provision) for Income Taxes (Note 6)                  (984.0)            25.0
-------------     ------------                                                               -----------     ------------

      (547.1)          (118.2)    Net Loss                                                     (1,949.6)          (118.4)

         9.9             10.1     Dividends on Preferred and Preference Stock                      40.5             40.7
-------------     ------------                                                               -----------     ------------

    $ (557.0)        $ (128.3)    Net Loss Applicable to Common Stock                        $ (1,990.1)        $ (159.1)
=============     ============                                                               ===========     ============


                                  Net Loss per Common Share:
     $ (4.27)         $ (0.97)         Basic and Diluted                                       $ (15.30)         $ (1.21)

                                  Average Shares Outstanding:
       130.3            132.0          Basic and Diluted                                          130.1            131.7


                                                     Additional Data

       1,708            1,877          Steel products shipped (thousands of net tons)             7,782            8,546
       1,848            2,318          Raw steel produced (thousands of net tons)                 8,790           10,020




The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           Bethlehem Steel Corporation

                             (DEBTOR-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                     ASSETS

                                                                          December 31       December 31
                                                                              2001             2000
                                                                          (unaudited)
                                                                          -------------    --------------
Current Assets:
      Cash and cash equivalents                                                $ 104.0           $ 109.7
      Receivables, less allowances                                               350.4             152.1
      Inventories:
          Raw materials                                                          259.5             303.3
          Finished and semifinished                                              465.8             570.9
                                                                          -------------    --------------
          Total Inventories                                                      725.3             874.2
      Other current assets                                                        22.8              10.4
                                                                          -------------    --------------
Total Current Assets                                                           1,202.5           1,146.4
Investments and Miscellaneous Assets                                             129.6             136.1
Property, Plant and Equipment - net                                            2,686.9           2,870.5
Deferred Income Tax Asset - net (Note 6)                                             -             985.0
Goodwill (Note 5)                                                                    -             329.0
Intangible Pension Asset - from minimum pension liability                        225.0                 -
                                                                          -------------    --------------
Total Assets                                                                 $ 4,244.0         $ 5,467.0
                                                                          =============    ==============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
      Accounts payable                                                         $ 150.1           $ 355.1
      Accrued employment costs                                                    34.4             137.2
      Other postretirement benefits                                                3.5             175.0
      Accrued taxes                                                               14.4              59.7
      Debt and capital lease obligations - current                                19.3              55.4
      Other current liabilities                                                   49.9             144.8
                                                                          -------------    --------------
Total Current Liabilities                                                        271.6             927.2

Long-term Debt and Capital Lease Obligations                                     132.7             658.0
Debtor-in-Possession Financing (Note 4)                                          205.6                 -
Debt Secured by Inventory (Note 4)                                               289.9             140.0
Deferred Gain                                                                    103.2             126.2
Pension Liability                                                                    -             442.0
Other Postretirement Benefits                                                     37.8           1,780.0
Other Long-term Liabilities                                                        5.6             273.6

Liabilities Subject to Compromise (Note 3)                                     4,878.1                 -

Stockholders' Equity (Deficit):
      Preferred Stock                                                             11.4              11.6
      Preference Stock                                                             2.0               2.1
      Common Stock                                                               135.8             134.6
      Common Stock held in treasury at cost                                      (65.9)            (65.7)
      Additional paid-in capital                                               1,908.2           1,926.8
      Accumulated other comprehensive loss - from minimum pension liability     (833.0)                -
      Accumulated deficit                                                     (2,839.0)           (889.4)
                                                                          -------------    --------------
Total Stockholders' Equity (Deficit)                                          (1,680.5)          1,120.0
                                                                          -------------    --------------
Total Liabilities and Stockholders' Equity (Deficit)                         $ 4,244.0         $ 5,467.0
                                                                          =============    ==============

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                              Bethlehem Steel Corporation

                                 (DEBTOR-IN-POSSESSION)
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (dollars in millions)

                                                                                                Year Ended December 31,
                                                                                         --------------------------------------
                                                                                               2001                 2000
                                                                                           (unaudited)
                                                                                         -----------------    -----------------
Operating Activities:
      Net loss                                                                                 $ (1,949.6)            $ (118.4)

      Adjustments for items not affecting cash from operating activities:
          Deferred income taxes                                                                     984.0                (26.0)
          Depreciation and amortization                                                             253.1                260.3
          Unusual (gains) losses                                                                    372.3                (20.9)
          Recognition of deferred gains                                                             (22.7)               (17.1)
          Reorganization items                                                                        8.1                    -
          Litigation recovery                                                                        13.0                    -
          Other - net                                                                                (1.9)                19.1
      Working capital (excluding financing and investing activities):
          Receivables - operating                                                                     9.6                 81.2
          Receivables - financing                                                                  (212.0)                   -
          Inventories                                                                               148.7                 (9.4)
          Accounts payable                                                                           25.1                (45.2)
          Other                                                                                      (4.6)                 1.0
      Funding Postretirement Benefits:
          Pension funding less than expense                                                          94.5                 29.0
          Retiree healthcare and life insurance benefit payments less than expense                   83.0                134.0
                                                                                         -----------------    -----------------
Cash Provided From (Used For) Operating Activities Before Reorganization Items                     (199.4)               287.6
                                                                                         -----------------    -----------------

      Reorganization items                                                                           (8.1)                   -
                                                                                         -----------------    -----------------
Cash Provided From (Used For) Operating Activities                                                 (207.5)               287.6
                                                                                         -----------------    -----------------

Investing Activities:
      Capital expenditures                                                                          (89.2)              (224.3)
      Cash proceeds from asset sales                                                                 47.5                128.0
                                                                                         -----------------    -----------------
Cash Used For Investing Activities                                                                  (41.7)               (96.3)
                                                                                         -----------------    -----------------

Financing Activities:
      Borrowings (Note 4)                                                                           408.8                132.3
      Debt and capital lease payments                                                              (108.9)              (226.7)
      Cash dividends paid                                                                           (20.2)               (40.4)
      Other payments                                                                                (36.2)               (41.3)
      Purchase of common stock                                                                          -                 (4.9)
                                                                                         -----------------    -----------------
Cash From (Used For) Financing Activities                                                           243.5               (181.0)
                                                                                         -----------------    -----------------

Net Increase (Decrease) in Cash and Cash Equivalents                                                 (5.7)                10.3
Cash and Cash Equivalents - Beginning of Period                                                     109.7                 99.4
                                                                                         -----------------    -----------------
                            - End of Period                                                       $ 104.0              $ 109.7
                                                                                         =================    =================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           Bethlehem Steel Corporation
                             (DEBTOR-IN-POSSESSION)

          NOTES TO DECEMEBER 31, 2001 CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. The 2001 Consolidated Financial Statements are subject to audit and should be read together with the audited financial statements in Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2000.

2. On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly-owned subsidiaries (collectively, the Debtors) filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Court). The wholly-owned subsidiaries that did not file for chapter 11 reorganization are not material in relation to Bethlehem's consolidated financial position and results of operations. Bethlehem and its debtor subsidiaries continue to operate their businesses as debtors-in-possession.

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles on a going concern basis, which contemplates continuity of operations, realization of assets and payment of liabilities. Under bankruptcy law, actions by creditors to collect indebtedness owed by the Debtors prior to October 15, 2001 (pre-petition) are stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors. As a result of the chapter 11 filing, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be settled for amounts recorded. After negotiations with various parties in interest, the Debtors expect to present a chapter 11 plan of reorganization. A chapter 11 plan will likely change the amounts reported in the financial statements and cause a material change in the carrying amount of assets and liabilities.

Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors and equity holders of Bethlehem.

3. These consolidated financial statements have been prepared in accordance with the AICPA's Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). SOP 90-7 provides for segregating pre-petition liabilities that are subject to compromise, identifying all transactions and events that are directly associated with the reorganization of the Debtors and discontinuing interest accrual on unsecured or undersecured debt.

Except for secured debt and capital lease obligations, all recorded pre-petition liabilities of the Debtors have been classified as liabilities subject to compromise. The Court authorized, but did not require, payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other postemployment benefits and certain other accrued liabilities since October 15, 2001, are included in liabilities subject to compromise. Payments of approximately $106 million have been made on pre-petition obligations, primarily for wages, active and retiree health care expenses and for other employee related costs. Liabilities subject to compromise (in millions) at December 31, 2001 follows:

     Other postemployment benefits             $      2,005.7
     Pension                                          1,624.0
     Unsecured debt                                     526.7
     Accounts payable                                   220.8
     Accrued employment costs                           270.6
     Other accrued liabilities                          152.8
     Accrued taxes and interest                          77.5
                                               ---------------
     Total                                      $     4,878.1
                                               ===============

Net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items. For the three month period and year ended December 31, 2001, the following have been incurred (in millions):

                                                      2001
                                           -----------------------------
                                              Fourth
                                              Quarter           Year
                                           ------------     ------------

     Professional fees                  $          5.7   $          7.1
     Losses from termination of contracts          1.4              1.4
     Interest income                              (0.4)            (0.4)
                                        ---------------  ---------------
     Total                               $         6.7    $         8.1
                                        ===============  ===============


Under bankruptcy law, the Debtors are not permitted to make scheduled principal and interest payments on secured debt, unless specifically ordered as adequate protection by the Court. Interest on unsecured debt that was not charged to earnings for the period from October 15 to December 31, 2001 was approximately $9 million.

4. The Court approved a $450 million debtor-in-possession (DIP) financing with the General Electric Capital Corporation (GECC). The GECC financing is collateralized by, among other things, a senior lien on substantially all of the Debtors' assets, excluding inventory and those assets that had previously been subject to a lien, and a junior lien on inventory and those assets that had previously been subject to a lien. The GECC financing expires on the earlier of confirmation of a chapter 11 plan of reorganization or October 15, 2003. Bethlehem's wholly owned subsidiaries that did not file for chapter 11 reorganization have guaranteed the financing. Bethlehem pays interest on this financing at its option at either (1) an indexed rate, typically based on the prime rate, plus 2.5% or (2) LIBOR plus 3.5%. The GECC financing contains certain financial performance covenants and restricts the ability to pay dividends. Initial proceeds from the GECC financing were used to repurchase $260 million of accounts receivable that had been sold under a previous facility. As part of the GECC financing, the $290 million previously borrowed under an inventory credit facility remains outstanding as secured debt for the term of the GECC financing. Interest is payable monthly in arrears on the GECC facility and as adequate protection on the inventory debt. In addition, the Court has authorized payment of interest on certain secured debt.

5.  A summary of unusual items (in millions) follows:

                                                             2001                      2000
                                                -------------------------------   --------------
                                                    Fourth
                                                    Quarter            Year            Year
                                                --------------   --------------   --------------
     Losses (gains)
       Impairment of Goodwill                   $       317.0    $       317.0    $           -
       Loss on closure of Lackawanna Coke                   -             40.0                -
       Impairment of Chicago Cold Rolling, LLC           15.2             15.2                -
       Impairment of Burns Harbor 110" Plate Mill        11.4             11.4                -
       Employee termination costs                         7.5              7.5                -
       Gain on sale of MBR                                  -            (22.2)               -
       Loss on closure of Metalsite                         -              3.4                -
       Gain on Met Life Conversion                          -                -            (17.9)
       Gain on sale of Presque Isle                         -                -             (9.0)
       Loss on closure of Slab Mill                         -                -              6.0
                                                --------------   --------------   --------------
       Total                                     $      351.1     $      372.3     $      (20.9)
                                                ==============   ==============   ==============

As a result of the chapter 11 filing during the fourth quarter of 2001 and the extremely competitive steel market conditions, we analyzed our ability to recover the carrying value of our steel assets and facilities. We determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, we recognized an impairment loss of (1) $317 million for goodwill acquired in the 1998 Lukens merger, (2) $11 million for the 110 inch plate mill at Burns Harbor which is now expected to remain idle indefinitely and (3) $15 million for our Chicago Cold Rolling facility which substantially reduced operations during the fourth quarter. Also, during the fourth quarter, we identified approximately 300 non-represented salaried positions that will be eliminated and recognized $7.5 million for related employee benefit charges.

Earlier in 2001, we (1) closed our Lackawanna Coke operations resulting in a charge of $40 million principally to recognize related employee benefit costs,
(2) sold our interest in MBR, a Brazilian iron ore property, for $4 million in cash and $19 million in credits against future iron ore purchases ($8 million of which has already been used) resulting in a $22 million gain and (3) wrote-off our equity investment in Metalsite, an internet marketplace for steel that ceased operations, resulting in a charge of $3 million.

During 2000, Metropolitan Life Insurance Company converted to a mutual company owned by its policy owners to a publicly held company. As a policyholder, Bethlehem received $18 million in cash in relation to this conversion, all of which was recognized as a gain. Also, we sold our interest in Presque Isle Corporation for $10 million resulting in a $9 million gain. During the fourth quarter of 2000, we recognized a $6 million charge for the closing of our Burns Harbor Division ingot teeming and slab mill operations.

Operating results for the fourth quarter 2001 include approximately $27 million of higher costs resulting from an unscheduled outage and repair of "D" blast furnace at our Burns Harbor Division. During the fourth quarter 2001, we sold the South Buffalo Railway Company in Lackawanna, New York, for $33 million in cash, $3 million of which has been placed in escrow pending resolution of unsettled litigation, and $3 million in assumed liabilities. There was no gain or loss on the transaction because required amounts had been recognized in a previous restructuring charge.

The 2000 operating results include a $7 million charge for estimated losses for a fire that occurred on September 30, 2000 at our Coatesville, Pennsylvania operations. The charge was initially $10 million, but was reduced to $7 million during the fourth quarter of 2000.

6. Bethlehem incurred financial accounting losses in 1999 through 2001. Our results during 2001 were worse than we anticipated at the beginning of the year and we will not be able to use any of the NOL expiring in 2001 in our federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109, issued in 1992, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, in the second quarter of 2001, we provided a 100% valuation allowance for our deferred tax asset, increasing our non-cash provision for income taxes and net loss for 2001 by $984 million. We provided a 100% valuation allowance for our deferred income tax asset for the balance of 2001 and will continue that policy in the future until, at a minimum, a chapter 11 plan of reorganization is confirmed.

7. The following sets forth the status of our pension and other postretirement benefits (OPEB) at December 31, 2001 and 2000 (in millions):

                                                                Pension                          OPEB
                                                     -------------------------------------------------------------
                                                          2001            2000            2001            2000
                                                     -------------   -------------   -------------   -------------
    Projected benefit obligation                     $      6,495    $      6,060     $     3,031    $      2,775

    Fair value of plan assets                               4,753           5,735              17              90
                                                     -------------   -------------   -------------   -------------

    Unfunded projected benefit obligation                   1,742             325           3,014           2,685

    Actuarial adjustments                                    (118)            117            (967)           (730)
                                                     -------------   -------------   -------------   -------------
      Balance Sheet Liabilities at December 31       $      1,624    $        442     $     2,047    $      1,955
                                                     =============   =============   =============   =============

Balance Sheet Accounts:
    Liabilities subject to compromise                $      1,624    $          -     $     2,006    $          -
    Current and long-term liabilities                           -             442              41           1,955
                                                     -------------   -------------   -------------   -------------
      Total                                          $      1,624    $        442     $     2,047    $      1,955
                                                     =============   =============   =============   =============